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                                                               EXHIBIT (3)(i)(b)

                            CERTIFICATE OF AMENDMENT

                                       OF

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                            COMMERCIAL METALS COMPANY


         COMMERCIAL METALS COMPANY, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

         FIRST: That the Board of Directors of the Corporation, at a meeting duly held, adopted resolutions setting forth the following amendment to the Corporation's Restated Certificate of Incorporation, declaring this amendment to be advisable and designating the next annual meeting of the stockholders of the Corporation for consideration thereof:

         The first paragraph of the present Article Fourth of the Corporation's Restated Certificate of Incorporation shall be replaced in its entirety by the following paragraph with the remainder of the present Article Fourth remaining unchanged:

         FOURTH: The aggregate number of shares of capital stock which the corporation shall have authority to issue is Forty Two Million (42,000,000) of which Forty Million (40,000,000) shares shall be Common Stock at the Par Value of Five Dollars ($5.00) per share and Two Million (2,000,000) shares shall be Preferred Stock of the Par Value of One Dollar ($1.00).

         SECOND: That thereafter, pursuant to a resolution of the Board of Directors of the Corporation, an annual meeting of stockholders of the Corporation was duly called and held,

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upon notice in accordance with Section 222 of the General Corporation Law of the
State of Delaware, at which meeting necessary number of shares as required by statute were voted in favor of the amendment.

         THIRD: That said amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Stanley A. Rabin, its President, and attested by David M. Sudbury, its Secretary this 17th day of February, 1995.

                                       COMMERCIAL METALS COMPANY


                                       By:  /s/ Stanley A. Rabin
                                          -------------------------------
                                            Stanley A. Rabin
                                            President


ATTEST:


By:  /s/ David M. Sudbury
   ------------------------------------
     David M. Sudbury
     Secretary